Exhibit 10.2
Non-Employee Director Compensation Program
     The following is a summary of the compensation arrangements for Orbital’s non-employee directors effective April 27, 2006, unless otherwise noted:
Annual Retainers and Meeting Fees*:
-	Annual retainer of $30,000

-	Annual retainer of $5,000 for the chairperson of each standing committee for up to one standing committee per year

-	Annual retainer of $1,000 for each non-chair member of each standing committee for up to two standing committees per year

-	Annual retainer of $10,000 for the lead independent director

-	$1,000 for each Board meeting attended in person in excess of five meetings per year

-	$500 for each committee meeting attended in person

-	$500 for each Board or committee meeting held telephonically
*The annual retainers and meeting fees are payable in cash or shares of restricted common stock at the non-employee director’s election. The restricted common stock grants are issued under our 1997 Stock Option and Incentive Plan and have a two-year vesting term.
Stock Purchase Matching Program:
-	Matching a non-employee director’s purchase of up to $10,000 worth of common stock in the open market in a calendar year with a grant of restricted common stock that vests in its entirety two years from the date of grant.
Annual Restricted Stock Grant (effective January 1, 2007):
-	Under Orbital’s 1997 Stock Option and Incentive Plan, each non-employee director receives an automatic annual grant of $30,000 worth of restricted stock. The number of shares of restricted common stock granted will be equal to $30,000 divided by the closing sales price of the Orbital’s common stock on the date of grant. The grant will vest in its entirety on the anniversary of the grant date.